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                                                                    EXHIBIT 12



                         SANTA FE PACIFIC CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions, except ratio)



                                                      Year Ended December 31,
                                                     -------------------------
                                                      1994      1993     1992
                                                     ------    -----    ------

Earnings:

   Income from continuing operations
        before income taxes                          $351.1    $354.1   $ 41.4

   Add (less) income of unconsolidated
       subsidiaries greater than distributions        (11.2)      5.4      0.1

   Amortization of capitalized interest                 2.1       1.6      1.4

   Fixed charges before interest capitalized
       (see below)                                    158.5     167.3    190.6
                                                     ------    ------   ------
   Total Earnings                                    $500.5    $528.4   $233.5
                                                     ======    ======   ======


Fixed Charges:

   Interest expense including amortization of
       debt discount                                 $121.9    $133.4   $164.5

   Portion of rentals representing an interest
       factor                                          36.6      33.9     26.1
                                                     ------    ------   ------
   Fixed charges before interest capitalized          158.5     167.3    190.6

   Interest capitalized                                 7.3       8.2      3.7
                                                     ------    ------   ------
   Total Fixed Charges                               $165.8    $175.5   $194.3
                                                     ======    ======   ======

Ratio of earnings to fixed charges                      3.0       3.0      1.2
                                                     ======    ======   ======


Earnings in 1993 include a $145.4 million gain on the sale of California lines. Excluding this gain the ratio would have been 2.2. Earnings in 1993 include a $320.4 million Rail special charge and a $204.9 million gain on the sale of California lines. Excluding these items the ratio would have been 1.8.